UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

APTEVO THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37746	81-1567056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue Suite 1050
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Background

As previously disclosed, Aptevo Therapeutics Inc. (the “Company”) entered into an LLC Purchase Agreement (the “Sale Agreement”) on February 28, 2020 with Medexus Pharma, Inc. (“Medexus”), pursuant to which, among other things, (i) the Company sold all of the outstanding membership interests in Aptevo BioTherapeutics LLC to Medexus and Medexus thereby acquired IXINITY, and (ii) the Company has the right to receive from Medexus (a) payments representing an increasing percentage of the net sales of IXINITY for a period designated in the Sale Agreement (the “Deferred Payments”), (b) a milestone payment of $1,000,000 upon receipt of a Notice of Compliance for IXINITY from Health Canada pursuant to Section C.08.004(1)(a) of the Food and Drugs Act of Canada (the “Canadian Approval Milestone Payment”), (c) a milestone payment of $1,000,000, for a maximum payment of $5,000,000, upon receipt of the applicable regulatory approval in each of Germany, France, the United Kingdom, Spain and Italy (the “European Approval Milestone Payments”) and (d) a milestone payment of $5,000,000 after the end of the first fiscal year in which worldwide net sales of IXINITY for that fiscal year meet or exceed an amount of $120,000,000 (the “Net Sales Milestone Payment”, and together with the European Approval Milestone Payments and the Canadian Approval Milestone Payment, the “Milestone Payments”).

Payment Interest Purchase Agreement

On March 29, 2023, the Company entered into and closed a payment interest purchase agreement (the “Purchase Agreement”) with XOMA (US) LLC (“XOMA”) pursuant to which the Company sold to XOMA its right, title and interest in and to all of the Deferred Payments and a portion of the Milestone Payments. Under the terms of the Purchase Agreement, the Company received $9,600,000 million at closing (the “Closing Payment”) and the Company is eligible to receive additional post-closing payment of $50,000 (the “Post-Closing Payment”) if the Deferred Payment in respect of net sales under the Sale Agreement for the first calendar quarter of 2023 (“Q1 2023”) exceeds $500,0000. In exchange for the Closing Payment, the Company sold to XOMA its right, title and interest to the following payments under the Sale Agreement: (i) 100% of the Company’s entitlement to receive the Deferred Payments that may become due and payable following March 29, 2023 (including, for avoidance of doubt, any and all payments earned during Q1 2023), (ii) 25% of the Company’s entitlement to receive the Canadian Approval Milestone Payment; and (iii) 50% of the Company’s entitlement to receive the European Approval Milestone Payments and Net Sales Milestone Payment.

The foregoing description of the Purchase Agreement is a summary, is not complete, and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 1.02 Termination of a Material Definitive Agreement.

On March 29, 2023, in connection with the closing of the Purchase Agreement, the Company repaid in full all indebtedness, liabilities and other obligations under, and terminated, that certain Credit Agreement by and between the Company and MidCap Financial Trust (“MidCap”), dated August 5, 2020 as amended from time to time. The Credit Agreement was terminated on March 29, 2023.

Item 7.01 Regulation FD Disclosure.

A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date:	March 30, 2023	By:	/s/ Marvin L. White
Marvin L. White President and Chief Executive Officer